EXHIBIT 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

Eli Lilly and Company

(the “Purchaser”)

and

United Therapeutics Corporation

(the “Company”),

Dated as of November 14, 2008

ARTICLE I. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Defined Terms	5
1.3	Construction	6

ARTICLE II. PURCHASE AND SALE OF THE SHARES		6

2.1	Purchase and Sale of the Shares	6
2.2	Closing	7
2.3	Deliveries at Closing	7
2.4	Other Closing Matters	7

ARTICLE III. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		8

3.1	Organization and Qualification	8
3.2	Capitalization	8
3.3	Authority for this Agreement; Valid Issuance of Shares	9
3.4	Consents and Approvals; No Violation	10
3.5	Reports; Financial Statements	11
3.6	Litigation	11
3.7	Compliance with Law; No Default	12
3.8	Absence of Certain Changes	12
3.9	Exemption from Registration	12
3.10	No Brokers	12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		13

4.1	Organization	13
4.2	Authorization	13
4.3	Consents and Approvals; No Violation	13
4.4	No Brokers	14
4.5	Investment Purpose	14
4.6	Sophistication and Financial Condition of the Purchaser	14
4.7	Financing	14
4.8	Ownership	14

ARTICLE V. ADDITIONAL AGREEMENTS OF THE PURCHASER AND THE COMPANY		15

5.1	Reasonable Best Efforts; Consents and Governmental Approvals	15
5.2	Conduct of Business of the Company	16
5.3	Market Listing	16
5.4	Notification of Certain Matters	16
5.5	Press Releases	16
5.6	Legends	17

i

ARTICLE VI. CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS		17

6.1	Conditions to Each Party’s Obligations	17
6.2	Conditions to Obligations of the Purchaser	18
6.3	Conditions to Obligations of the Company	19

ARTICLE VII. TERMINATION		19

7.1	Termination	19
7.2	Notice of Termination	20
7.3	Effect of Termination	20

ARTICLE VIII. MISCELLANEOUS		20

8.1	Assignment	20
8.2	Notices	21
8.3	Governing Law	22
8.4	Effectiveness: Entire Agreement; Amendments and Waivers	22
8.5	Multiple Counterparts	23
8.6	Severability	23
8.7	Titles; Currency; Schedules	23
8.8	Fees and Expenses	23
8.9	Representation of Counsel; Mutual Negotiation	23
8.10	No Third Party Beneficiaries	24
8.11	Non-Survival of Representations and Warranties	24
8.12	Time of Essence	24

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2008, is made by and between Eli Lilly and Company, an Indiana corporation (the “Purchaser”), and United Therapeutics Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, a number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) (rounded to the nearest whole number) equal to One Hundred and Fifty Million Dollars ($150,000,000) divided by the Per Share Price.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1                                 Defined Terms.  As used herein, the terms below shall have the following meanings:

“Action” shall mean any action, order, writ, injunction, judgment or decree or any claim, suit, litigation, proceeding, dispute, arbitration, mediation, inquiry, audit, assessment or investigation, or any similar event, occurrence or proceeding.

“Action of Divestiture or Limitation” shall mean (i) executing or carrying out agreements or submitting to the requirements of any Governmental Entity providing for a license, sale or other disposition of any assets or businesses or categories of assets or businesses of the Purchaser, the Company or their respective Affiliates, or the holding separate of any of their respective assets or businesses or imposing or seeking to impose any limitation on the ability of the Purchaser, the Company or their respective Affiliates to own such assets or to acquire, hold or exercise full rights of ownership with respect to such assets or on their respective abilities to conduct their respective businesses, (ii) modification of a Permit with respect to the Company or any of its Affiliates or the terms of any contract or agreement material to the Company or any of its Affiliates in a manner that would adversely affect the business of the Company or any of its Affiliates or the Purchaser or (iii) the imposition of any condition or limitation that would adversely affect the business of the Company, the Purchaser or their respective Affiliates in connection with any approval required in connection with the transactions contemplated hereby or that restricts the businesses of the Purchaser, the Company or any of their respective Affiliates, or that would adversely affect the anticipated benefits to the Purchaser or the Company of the transactions contemplated by this Agreement or the License Agreement.

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls such Person, any Person that such Person controls, or any Person that is under common control with such Person.  For purposes of the preceding sentence, the term “control” shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized by Law or executive order to remain closed.

“Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement.

“Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments thereto.

“Closing Date” shall mean the date of the Closing, which shall be the third Business Day following satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions or, if the parties hereto shall mutually agree upon a different date, the date upon which they shall have mutually agreed.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 25, 2008 between the Company and the Purchaser.

“Convertible Notes” shall mean the Company’s 0.50% Convertible Senior Notes due 2011.

“GAAP” shall mean accounting principles generally accepted in the United States of America, including generally accepted accounting principles as interpreted by the SEC as reflected in Regulation S-X promulgated under the Exchange Act as in effect from time to time or otherwise.

“Governmental Entity” shall mean any federal, state, county, municipal, local or foreign government, any legislature, agency, authority, bureau, branch, department, division, commission, court, regulator, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization, body or instrumentality of any federal, state, county, municipal, local, or foreign government or any other similar recognized organization, body or instrumentality exercising similar powers or authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Law” shall mean any law (statutory, common, or otherwise), constitution, treaty, convention, statute, ordinance, code, regulation, rule or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity and any judgment, decision, decree or order of any Governmental Entity.

“License Agreement” shall mean the License Agreement, dated the date hereof, by and between the Purchaser and the Company.

“Lien” shall mean any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, Third Party rights, building or use restrictions or other encumbrances or title defects of any kind or nature, including any agreements to give any of the foregoing in the future.

“Manufacturing and Supply Agreement” shall mean the Manufacturing and Supply Agreement, dated the date hereof, by and between the Purchaser, Lilly del Caribe, Inc., a Cayman Island corporation, and the Company.

“Material Adverse Effect” shall mean a material adverse event, change, effect, condition or occurrence on or with respect to (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement; provided, however, that, Material Adverse Effect shall not be deemed to include any event, change, effect, condition or occurrence to the extent resulting from, or attributable to, (A) changes in the economy or financial markets, including, without limitation, prevailing interest rates and market conditions, generally in the United States or globally or that are the result of acts of war or terrorism, except to the extent any of the same disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, (B) changes that are proximately caused by factors generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent any of the same disproportionately affects the Company and its Subsidiaries taken as a whole, (C) changes or proposed changes, in each case after the date hereof, in Law or GAAP, except to the extent any of the same disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, (D) this Agreement, the License Agreement or the Manufacturing and Supply Agreement, (E) expenses (including legal fees, costs and expenses relating to any litigation) and costs arising as a result of the transactions contemplated by this Agreement, the License Agreement or the Manufacturing and Supply Agreement, (F) public disclosure of the transactions contemplated by this Agreement, the License Agreement or the Manufacturing Agreement, (E) actions or omissions of the Company or any of its Subsidiaries with the prior written consent of the Purchaser in furtherance of the transactions contemplated by this Agreement, the License Agreement or the Manufacturing and Supply Agreement or otherwise required to be taken by the Company or any of its Subsidiaries under any such agreement, (F) changes in the market price or trading volume of the Common Stock, (G) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (but not the underlying cause of such failure), (H) any change or announcement of a potential change in the rating of the Company by a credit rating agency or any equity analyst (but not the underlying cause of such change or potential change) or (I) actions taken by the Purchaser or its Affiliates in breach of the Purchaser’s obligations hereunder.

“Material Subsidiaries” shall mean the following Subsidiaries of the Company: Lung Rx, Inc., a Delaware corporation; and United Therapeutics Europe, Ltd., a United Kingdom company.

“Options” shall mean options to purchase capital stock of the Company issued by the Company pursuant to the United Therapeutics Corporation Amended and Restated Equity Incentive Plan.

“Permits” shall mean, with respect to the Company or any of its Subsidiaries, all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Entity, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the businesses of or the ownership of the assets of, the Company and/or any of its Subsidiaries.

“Per Share Price” shall mean a price per share equal to 0.90 multiplied by the lesser of (x) the average closing price for the Common Stock quoted on the NASDAQ Global Select Market during the five (5) trading day period ending on (and including) November 14, 2008 and (y) the average closing price for the Common Stock quoted on the NASDAQ Global Select Market during the five (5) trading day period commencing on (and including) November 17, 2008.

 “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or Governmental Entity or other entity.

“Purchased Call Option” shall mean the privately-negotiated convertible note hedge transaction with respect to Common Stock entered into on October 24, 2006 between the Company and Deutsche Bank AG London, which covers, subject to customary anti-dilution adjustments, approximately 3,323,332 shares of Common Stock at a strike price of approximately $75.2257 per share.

“Purchaser Material Adverse Effect” shall mean a material adverse event, change, effect, condition or occurrence on or with respect to the ability of the Purchaser to timely perform its obligations under and consummate the transactions contemplated by this Agreement.

“Rights” shall mean rights granted under the First Amended and Restated Rights Agreement between the Company and the Bank of New York, dated as of June 30, 2008.

“Share Tracking Awards” shall mean cash-settled awards issued by the Company under the United Therapeutics Corporation Share Tracking Awards Plan.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any such Person, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any such Person.

“Third Party” means any Person who is not an Affiliate of the Company nor the Purchaser.

“Warrants” means the warrants issued by the Company on October 24, 2006 to Deutsche Bank AG London to acquire, subject to customary anti-dilution adjustments, approximately 3,323,332 shares of Common Stock at a strike price of $105.6890 per share.

 “Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

1.2                                 Other Defined Terms.  In addition to the terms defined in the Introduction and Recitals to this Agreement or in Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
“Aggregate Purchase Price”	2.1
“Breaching Party”	7.3
“Closing”	2.2
“Company SEC Reports”	3.5(a)
“Company Securities”	3.2
“Common Stock”	Recitals
“Exchange Act”	3.4(b)
“Other Antitrust Law”	3.4(b)
“Preferred Stock”	3.2

Term	Section
“SEC”	3.5(a)
“Securities Act”	3.5(a)
“Shares”	2.1

1.3                                 Construction.

(a)                                  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the words “made available” shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

(b)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)                                  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)                                 “knowledge” of the Company means actual knowledge of the following senior executive officers of the Company: Martine A. Rothblatt, Ph.D, Roger Jeffs, Ph.D, Paul A. Mahon and John Ferrari.

(e)                                  The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

(f)                                    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.

(g)                                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

PURCHASE AND SALE OF THE SHARES

2.1                                 Purchase and Sale of the Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Company shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept from the

Company, free and clear of any and all Liens, at a price per share equal to the Per Share Price, a number of shares of Common Stock (rounded up to the nearest whole number) (the “Shares”) determined by dividing (i) One Hundred and Fifty Million Dollars ($150,000,000) (the “Aggregate Purchase Price”) by (ii) the Per Share Price.

2.2                                 Closing.  Upon the terms and conditions set forth herein, the closing (the “Closing”) of the transactions contemplated herein shall occur at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (or by the exchange of documents and instruments by mail, courier, facsimile or email to the extent mutually acceptable to the parties hereto) or such other place or time agreed to by the Company and the Purchaser.

2.3                                 Deliveries at Closing.  To effect the sale and purchase of the Shares and the delivery of the Aggregate Purchase Price referred to in Section 2.1, the Company and the Purchaser shall deliver the following:

(a)                                  Wire Instructions.  No later than three (3) Business Days prior to the Closing Date, the Company shall provide to the Purchaser wire transfer instructions for the receipt of the Aggregate Purchase Price.

(b)                                 Closing Certificate.  At the Closing, the Company shall deliver to the Purchaser a certificate setting forth the number of Shares and the Aggregate Purchase Price, each calculated in accordance with this Agreement, which certificate shall conclusively evidence the Aggregate Purchase Price and number of Shares for purposes of this Agreement, absent manifest error.

(c)                                  Instruments of Possession.  At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares (which may bear the legends provided for in Section 5.6) free and clear of all Liens.

(d)                                 Payment of Transfer Taxes.  At the Closing, the Company shall deliver such evidence as may be reasonably requested by the Purchaser of full payment of any and all amounts that will become due and payable upon Closing in connection with obtaining consents, waivers, agreements and permits required for, and stock transfer taxes and any sales, use or other taxes imposed by reason of, the transfer of the Shares to the Purchaser and any deficiency, interest or penalty, as applicable, asserted with respect thereto.

(e)                                  Purchase Price.  Upon the terms and subject to the conditions contained herein, at the Closing, the Purchaser shall pay the Aggregate Purchase Price to the Company by wire transfer of immediately available funds.

2.4                                 Other Closing Matters.  Each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Article VI.  The Company and the Purchaser shall take all additional reasonable steps as may be necessary or desirable, including the execution and delivery of additional documents, to consummate the transactions contemplated hereby, including, but not limited to, to ensure that the Purchaser is given possession of and good and marketable title to the Shares, free and clear of all Liens as of the Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

As an inducement to the Purchaser to enter into this Agreement, the Company hereby makes as of the date hereof and as of the Closing Date, the following representations and warranties to the Purchaser.

3.1          Organization and Qualification.   The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.  The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary and where the failure to be so qualified and in good standing as a foreign corporation authorized to do business would reasonably be expected to have a Material Adverse Effect.  The Company has heretofore made available to the Purchaser true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Material Subsidiaries.  Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries, other than investments by the Company in U.S. treasury notes, certificates of deposit, commercial paper and other similar securities in the ordinary course of the Company’s business.

3.2          Capitalization.  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of the date hereof, 23,255,723 shares of Common Stock and no Preferred Stock were issued and outstanding, and 4,381,632 shares of Common Stock and no Preferred Stock were held in the Company’s treasury.  In addition, as of such date, there were outstanding Options to purchase an aggregate of 4,797,774 shares of Common Stock and no Preferred Stock. Since such date, the Company has not issued any shares of Common Stock or Preferred Stock other than the issuance of Common Stock upon the exercise of Options outstanding on such date, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments to issue any shares of Common Stock or Preferred Stock, and has not split, combined or reclassified any of its shares of capital stock.  All of the outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights.  Except for the Options, the

Convertible Notes, the Purchased Call Option, the Warrants, the Rights and the Share Tracking Awards, there are no outstanding (i) securities of the Company or any of its Material Subsidiaries convertible into or exchangeable for shares of capital stock or Voting Securities or ownership interests in the Company or any of its Material Subsidiaries, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Material Subsidiaries, or obligations of the Company or any of its Material Subsidiaries to issue, any capital stock, Voting Securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or Voting Securities or other ownership interests in) the Company or any of its Material Subsidiaries, (iii) obligations of the Company or any of its Material Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, Voting Securities or other ownership interests in the Company or any of its Material Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock, Voting Securities and other ownership interests of the Company or each of its Material Subsidiaries, being referred to collectively as “Company Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the shares of Common Stock or Preferred Stock. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations, except for the Share Tracking Awards.  Except for the Company’s obligation to repurchase shares of Common Stock from Toray Industries, Inc. (as disclosed in the Company SEC Reports), there are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person is a party with respect to the voting of capital stock of the Company. The Company or one or more of its Subsidiaries is the holder of record and the Beneficial Owner of all the equity interests of each of the Material Subsidiaries, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests.

3.3          Authority for this Agreement; Valid Issuance of Shares.

(a)           The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and, subject to general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

(b)           The issuance of the Shares has been duly authorized by all requisite corporate action. When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws and, except as otherwise set forth herein, the Purchaser shall be entitled to all rights accorded to a holder of shares of Common Stock. The Company has reserved a sufficient number of shares of Common Stock for issuance to the Purchaser in accordance with the Company’s obligations under this Agreement.

3.4          Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company; (ii) assuming all consents, approvals, authorizations and permits contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings and notifications described in such clauses have been made, conflict with or violate any Laws; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) the pre-merger notification requirements under the HSR Act, or applicable state or foreign antitrust or competition Laws (“Other Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5          Reports; Financial Statements.

(a)           Since December 31, 2005, the Company has timely filed or furnished all forms, reports, statements, certifications and other documents (the “Company SEC Reports”) required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           Except in the case of unaudited financial statements as permitted by Form 10-Q, the audited and unaudited consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not material in amount or nature).  All of the Company’s Subsidiaries other than Northern Therapeutics, Inc. are consolidated for accounting purposes.

(c)           To the Company’s knowledge, neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on the Company’s most recent consolidated balance sheet filed with the SEC (including the notes thereto) in conformity with GAAP that are not disclosed in the Company SEC Reports or reserved on the most recent consolidated balance sheet of the Company included in the Company SEC Reports, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since December 31, 2007 or which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse Effect.

3.6          Litigation.  Except as disclosed in the Company SEC Reports, the Company has not received notice of any claim, action, suit, proceeding, arbitration, mediation or governmental investigation that is pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Material Subsidiaries or any properties or assets of the Company or any of its Material Subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not seek material injunctive relief and (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7          Compliance with Law; No Default.  To the knowledge of the Company, neither the Company nor any of its Material Subsidiaries is, or has been since December 31, 2005, in conflict with, in default with respect to or in violation of: (i) any Law applicable to the Company or any of its Material Subsidiaries or by which any property or asset of the Company or any of its Material Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Material Subsidiaries is a party or by which the Company or any of its Material Subsidiaries, or any property or asset of the Company or any of its Material Subsidiaries, is bound or affected, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8          Absence of Certain Changes.  Except as set forth in the Company SEC Reports filed and publicly available prior to the date hereof (excluding the disclosures in any “Risk Factors” or “Forward Looking Statements” sections and any other disclosures included in the Company SEC Reports which are predictive or forward looking in nature), since December 31, 2007 there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

3.9          Exemption from Registration.  Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall properly occur pursuant to one or more applicable exemptions from the registration requirements of the Securities Act.

3.10        No Brokers.  None of the Company or any of its officers, directors, employees, holders of Shares or Affiliates, has employed or made, or will enter into or make, any agreement, contract, arrangement or understanding with any broker, finder or similar agent or any Person that will result in any liability of the Purchaser or any of its Affiliates, for any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby nor is there any claim by any Person, or to the knowledge of the Company, any basis for a claim by any Person for any such finder’s fee, brokerage fee or commission or similar payment.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Company to enter into this Agreement, the Purchaser hereby makes the following representations and warranties as of the date hereof and as of the Closing Date:

4.1          Organization.  The Purchaser is duly organized, validly existing and in good standing as a corporation under the Laws of the jurisdiction of its organization with all corporate power and authority to own its properties and conduct its business as currently conducted.  The Purchaser is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary and where the failure to be so qualified and in good standing as a foreign corporation authorized to do business would reasonably be expected to have a Purchaser Material Adverse Effect.

4.2          Authorization.  The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3          Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws or similar governing documents of the Purchaser; (ii) assuming all consents, approvals, authorizations and permits contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings and notifications described in such clauses have been made, conflict with or violate any Laws; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or by which any of its respective properties or assets are bound, except in the case of clauses (ii) and

(iii), which would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) the pre-merger notification requirements under the HSR Act and Other Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (iii) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.4          No Brokers.  None of the Purchaser or any of its officers, directors, employees, holders of Shares or Affiliates, has employed or made, or will enter into or make, any agreement, contract, arrangement or understanding with any broker, finder or similar agent or any Person that will result in any liability of the Company or any of its Affiliates, for any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby nor is there any claim by any Person, or to the knowledge of the Purchaser, any basis for a claim by any Person for any such finder’s fee, brokerage fee or commission or similar payment.

4.5          Investment Purpose.  The Purchaser is acquiring the Common Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

4.6          Sophistication and Financial Condition of the Purchaser.  The Purchaser (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (b) is a sophisticated investor and, (c) by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Shares. The Purchaser has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.7          Financing.  The Purchaser has, or will have as of the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Aggregate Purchase Price hereunder.

4.8          Ownership.  Neither the Purchaser nor any of its Subsidiaries has Beneficial Ownership of any shares of Common Stock except for shares of Common Stock Beneficially Owned by employee benefit plans of the Purchaser or its Affiliates in the ordinary course of business.

ARTICLE V.
ADDITIONAL AGREEMENTS OF THE PURCHASER AND THE COMPANY

5.1          Reasonable Best Efforts; Consents and Governmental Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions in Article VI hereto).  Without limiting the foregoing, each of the Company and the Purchaser agrees to use its reasonable best efforts to: (i) obtain, and cause (with respect to the Company) the Company’s and (with respect to the Purchaser) the Purchaser’s respective directors, officers, employees, Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any Federal, state, local or foreign Law as promptly as practicable after the date hereof, (ii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iii) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto, and (v) effect all necessary registrations and filings and submissions of information requested by any Governmental Entity.

(b)           Each of the Company and the Purchaser agrees to make any required submissions under the HSR Act and Other Antitrust Laws which the Company or the Purchaser determines should be made, in each case, with respect to the transactions contemplated hereby and by the License Agreement and the Manufacturing and Supply Agreement, as promptly as reasonably practicable, and in any event within ten (10) calendar days, after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Other Antitrust Laws and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.1 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and the Purchaser and the Company shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation in connection with the consummation of the transactions contemplated by this Agreement, the License Agreement and the Manufacturing and Supply Agreement and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers.

(c)           Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require the Purchaser, the Company or any of their respective Affiliates to take or agree to take any Action of Divestiture or Limitation.

5.2          Conduct of Business of the Company.  Except as expressly required by this Agreement, during the period from the date of this Agreement to the Closing the Company will not take or omit to be taken any action, or permit its Subsidiaries to take or to omit to take any action, that would result in a Material Adverse Effect.

5.3          Market Listing.  The Company shall use its best efforts to effect the listing of the Shares on the NASDAQ Global Select Market.

5.4          Notification of Certain Matters.  From the date hereof and until the Closing, the Company shall give prompt written notice to the Purchaser of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure would reasonably be expected to cause any representation or warranty contained in this Agreement or in any exhibit, schedule, certificate, document or written instrument attached hereto and made by the Company or its Subsidiaries to be untrue or inaccurate in any material respect; (b) any default, the written threat or commencement of any Action, or any development that occurs before the Closing, of which the Company has knowledge, that would reasonably be expected to result in a Material Adverse Effect; (c) any failure of the Company, any of its Subsidiaries or any of their respective Affiliates, holders of Shares or officers or directors to comply with, perform or satisfy, in any respect, any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit, schedule, certificate, document or written instrument attached hereto; (d) any written notice or other communication received by the Company from any person alleging that the consent of such person is or may be required in connection with the execution, delivery or performance of this Agreement, or the transactions contemplated herein; and (e) any written notice or other communication received by the Company from any Governmental Entity in connection with this Agreement or the transactions contemplated herein; provided that such disclosure shall not be deemed to cure, or to relieve the Company and its Subsidiaries of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant or agreement or to satisfy any condition hereunder.

5.5          Press Releases.  Each of the Company and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

5.6          Legends.

(a)           Certificates for the Shares shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR ANY FOREIGN REGULATORY REGIMES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE AND FOREIGN SECURITIES LAWS, AND PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES (THE “COMPANY”) MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS.

(b)           Any holder of Shares may request the Company to remove any or all of the legends described in this Section 5.6 from the certificates evidencing such Shares by submitting to the Company such certificates as the Company reasonably requires, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or any other applicable Laws, as the case may be.

ARTICLE VI.
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

6.1          Conditions to Each Party’s Obligations.  The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by this Agreement.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the purchase or sale of the Shares or any other transaction contemplated hereby.  No Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.

(b)                                 HSR Act.  All filings to be made under the HSR Act and Other Antitrust Laws with respect to this Agreement and the transactions contemplated hereby shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act and other Antitrust Laws shall have expired or been terminated.

(c)                                  Other Agreements.  Each of the License Agreement and the Manufacturing and Supply Agreement shall be in full force and effect.

6.2                                Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to purchase the Shares and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser in accordance with Sections 8.2 and 8.4:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company contained in Article III shall be true and correct (i) in all respects, if such representations and warranties are qualified by materiality, Material Adverse Effect or similar terms and phrases and (ii) in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases, in each case at and as of the date hereof and the Closing Date, as though such representations and warranties were made on the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which representations and warranties shall continue on the Closing Date to have been true and correct (in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases) as of such specific date or time).

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate from the Company.  The Company shall have furnished to the Purchaser, at or prior to the Closing, a certificate dated the Closing Date signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied with respect to the Company.

(d)                                 Closing Certificate.  The Company shall have delivered a closing certificate in accordance with Section 2.3(b).

(e)                                  Market Listing. On or prior to the Closing Date, the Shares to be delivered at Closing shall be listed on the NASDAQ Global Select Market in accordance with Section 5.3.

6.3                                Conditions to Obligations of the Company.  The obligations of the Company to sell the Shares and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company in accordance with Sections 8.2 and 8.4:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in Article IV shall be true and correct (i) in all respects, if such representations and warranties are qualified by materiality, Purchaser Material Adverse Effect or similar terms and phrases and (ii) in all material respects, if such representations and warranties are not qualified by materiality, Purchaser Material Adverse Effect or similar terms and phrases, in each case at and as of the date hereof and the Closing Date, as though such representations and warranties were made on the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which representations and warranties shall continue on the Closing Date to have been true and correct as of such specific date or time).

(b)                                 Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate from the Purchaser.  The Purchaser shall have furnished to the Company, at or prior to the Closing, a certificate dated the Closing Date signed by an authorized officer of the Purchaser certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied with respect to the Purchaser.

ARTICLE VII.
TERMINATION

7.1                                Termination.  This Agreement may be terminated, and the purchase and sale of the Shares abandoned, at any time prior to the Closing:

(a)                                  by mutual written consent of the Purchaser and the Company at any time;

(b)                                 by the Purchaser or the Company if the Closing shall not have occurred on or before March 4, 2009, except that neither the Purchaser, on the one hand, nor the Company, on the other hand, may terminate this Agreement if the failure of the Closing to occur is due to the failure of such party to perform in all material respects each of its obligations required to be performed at or prior to the Closing;

(c)                                  by the Purchaser or the Company, if an event or events shall occur which render compliance with one or more of the conditions set forth in Section 6.1 impossible except that neither the Purchaser, on the one hand, nor the Company, on the other hand, may terminate this Agreement if the failure of the Closing to occur is due to the failure of such party to perform in all material respects each of its obligations required to be performed at or prior to the Closing;

(d)                                 by the Purchaser, if an event or events shall occur which render compliance with one or more of the conditions set forth in Section 6.2 impossible and such condition (or conditions) is not waived by the Purchaser; provided that the Purchaser is not in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)                                  by the Company, if an event or events shall occur which render compliance with one or more of the conditions set forth in Section 6.3 impossible, and such condition (or conditions) is not waived by the Company; provided that the Company is not in breach in any material respect of its or his representations, warranties, covenants or agreements contained in this Agreement.

7.2                                Notice of Termination.  The party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

7.3                                Effect of Termination.  Upon the termination of this Agreement pursuant to Section 7.1, all obligations of the parties hereto under this Agreement shall terminate, except for the obligations under this Section 7.3 and Article VIII, and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own fees, costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement and no party shall have any further obligation to any other party; provided, however, that termination of this Agreement by the Purchaser or the Company pursuant to clause (c), (d) or (e) of Section 7.1, respectively, by reason of any breach of this Agreement shall not relieve the defaulting or breaching party (the “Breaching Party”), whether or not it is the terminating party, of liability for direct damages actually incurred by the other party, not including consequential, incidental and/or special damages, as a result of any breach of this Agreement by the Breaching Party.

ARTICLE VIII.
MISCELLANEOUS

8.1                                Assignment.  None of this Agreement or any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Company.  Without limiting the generality of the foregoing, the Company agrees to the assignment by the Purchaser of its rights pursuant to this Agreement to any Affiliate or Subsidiary thereof, any partnership controlled thereby, any successor in interest thereto and the Company agrees to execute any and all appropriate agreements or instruments that the Purchaser may reasonably request in order to effect or evidence such assignment or consent; provided, however, that such assignment or consent shall not relieve the Purchaser of its obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

8.2                                Notices.  All notices, consents, waivers, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy upon receipt of telephonic or electronic confirmation, provided that a copy is mailed by regular mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

if to Purchaser, to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana  46285

Fax:

Telephone:

Attention:  General Counsel

with a copy to (which shall not constitute notice to Purchaser):

Latham & Watkins LLP

885 Third Avenue

New York, New York  10022
Fax:

Telephone:
Attention:

if to the Company, to:

United Therapeutics Corporation

1110 Spring Street

Silver Spring, Maryland  20910

Fax:

Telephone:

Attention:  Chief Executive Officer

with a copy to:

United Therapeutics Corporation

Office of the General Counsel

1735 Connecticut Avenue, N.W.

3rd Floor
Washington, D.C. 20009

Fax:

Telephone:

Attention:  General Counsel

with a copy to (which shall not constitute notice to the Company):

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave., NW
Washington, D.C. 20036

Fax:

Telephone:

Attention:

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

8.3                                Governing Law.  This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.4                                Effectiveness: Entire Agreement; Amendments and Waivers.  This Agreement shall become effective on the parties hereto when all parties hereto have executed and delivered this Agreement.  This Agreement, the License Agreement, the Manufacturing and Supply Agreement and the Confidentiality Agreement, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  The parties agree that neither this Agreement, nor the transactions contemplated hereby, shall violate Section 9 of the Confidentiality Agreement.  In no event shall this Agreement be deemed to constitute a waiver of, or otherwise modify, amend or terminate, any rights granted to the Company pursuant to the Confidentiality Agreement, except as expressly set forth herein.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all of the parties hereto indicating their intention to amend this Agreement.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of any right, power or privilege under this Agreement, and no waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such waiver in writing.  In addition, no notice to or demand on one party will be deemed a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.5                                Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6                                Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument; provided, however, that in no event shall the Purchaser be required to acquire less than all of the Shares.

8.7                                Titles; Currency; Schedules.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Unless otherwise specified, all references contained in this Agreement to dollars or “$” will mean United States Dollars.

8.8                                Fees and Expenses.

(a)                                  The Company.  The Company shall pay all of the fees, costs and expenses incurred by the Company and its Subsidiaries incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal, investment banking and accounting expenses, payments made in connection with obtaining consents, waivers, agreements and Permits, any stock transfer, real property transfer, documentary transfer or other similar taxes and sales, use or other taxes imposed by reason of the sale of the Common Stock and any deficiency, interest or penalty asserted with respect thereto.  In addition, the Company shall pay one half of the aggregate HSR Act filing fees paid with respect to the transactions contemplated hereby.

(b)                                 The Purchaser.  The Purchaser shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  In addition, the Purchaser shall pay one half of the aggregate HSR Act filing fees paid with respect to the transactions contemplated hereby.

8.9                                Representation of Counsel; Mutual Negotiation.  Each party has been represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

8.10                          No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

8.11                          Non-Survival of Representations and Warranties.  The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Closing.  The covenants and agreements contained herein of the parties hereto shall survive the Closing without limitation (except for those which by their terms contemplate a shorter survival time).

8.12                          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

ELI LILLY AND COMPANY

By	/s/ John C. Lechleiter
Name: John C. Lechleiter
Title: President & Chief Executive Officer

UNITED THERAPEUTICS CORPORATION

By	/s/ Roger A. Jeffs
Name: Roger A. Jeffs
Title: President & Chief Operating Officer

[Signature Page to Stock Purchase Agreement]